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    COMPUTATION OF EARNINGS PER SHARE                                                                       EXHIBIT 11.1
    The South Financial Group, Inc. and Subsidiaries
    ($ in thousands)



                                                               1st Qtr 2000           2nd Qtr 2000       2nd Qtr 2000 - YTD

A.  Net income(loss)................................           $ 10,402,000           $ (8,949,000)          $ 1,453,000
    Less:  Dividends on preferred stock.............                      -                      -                     -
                                                               ------------           ------------           -----------
B.  Net income applicable to common shareholders....           $ 10,402,000           $ (8,949,000)          $ 1,453,000
                                                               ============           ============           ===========



    BASIC EARNINGS PER SHARE

C.  Average shares outstanding.......................            42,944,844             42,842,124            42,893,484
                                                                 ----------             ----------            ----------
    Basic Earnings Per Share (B/C)...................           $      0.24            $     (0.21)           $     0.03
                                                                ===========            ===========            ==========


    DILUTED EARNINGS PER SHARE

    Average shares outstanding........................           42,944,844             42,842,124

    Dilutive average shares outstanding under options.           (1)                     1,121,671

    Exercise prices...................................           (1)               $0.41 to $13.88

    Assumed proceeds on exercise......................           (1)                    $5,895,366

    Average market value per share....................           (1)                         13.61
    (greater of average or period end)
    Less:  Treasury stock purchased with the assumed
       proceeds from exercise of options..............           (1)                       433,149
D.  Adjusted average shares -- Diluted................           43,629,026             43,530,646            43,579,836
                                                                 ----------             ----------            ----------
    Diluted Earnings Per Share (A/D)..................          $      0.24            $     (0.21)          $      0.03
                                                                ===========            ===========           ===========
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(1)  Calculation was not performed  herein.  As pooling with Anchor Fiancial was necessary,  calculation was performed  using the conversion  ratio of 2.175 designated in the merger agreement.